Exhibit 99.1

EGPI/Firecreek, Inc. Signs Definitive Agreement with Success Oil Co. For Its West Texas Oil Program

(Acquires 75% Working Interests J.B. Tubb/AMOCO CRAWAR Property)

SCOTTSDALE, Ariz. -- January 9, 2008. EGPI Firecreek, Inc. (OTCBB: EFCR) and its wholly-owned subsidiary, Firecreek Petroleum, Inc. announced today that it has finalized its Definitive Agreement to acquire a 75% working interest in Success Oil Co’s J.B. Tubb/Amoco Crawar North 40 Acre property, and an initial two well re-entry program for an oil and gas participation and Turn Key work program.

As previously reported through the Company’s previously signed MOU, the J.B. Tubb/Amoco Crawar oil and gas property is located in the Permian Basin, Crawar Field, in Ward County, West Texas (12 miles west of Monahans & 30 miles west of Odessa).

The acquisition and Turn Key work program include’s the re-entry into two wells in the Upper Clearfork formation (from 4200-4400 feet), and Lower Clearfork formation (from 4550-4750 feet) for the production of oil and gas.

The property is located and is a part of the Crawar Field, which is currently considered to be one of the most prolific oil & gas fields in America. Several major oil companies have already established ongoing projects in this large field. Present Crawar field statistics show overall production capabilities of 500,000 barrels of oil and 4.6 BCF of gas per month respectively.

EGPI/Firecreek, Inc. and Success Oil Company, Inc. are aggressively moving ahead with scheduling and commencement for the work programs. Operation agreements are already in place along with third party oil and gas gathering contracts in anticipation of the successful outcome for the projects. Furthermore, the Company has retained a first right with Success Oil, that if opted by the Company, would involve nearly $16 million dollars in potential work and development programs, encompassing several multi-pay zone opportunities, on additional acreage in the J.B. Tubb/AMOCO CRAWAR field location.

Dennis Alexander, the Company’s Chairman and CFO, stated, “We are very excited and extremely pleased with the asset acquisition for the J.B. Tubb interests and the advancement and commencement for the work programs in the Crawar Field with Success Oil Co., as both operator and owner. We believe the acquisitions current and future potential is consistent with our continued efforts to build oil and gas revenue streams while accumulating exponential asset growth for the Company.”

Success Oil Company continues reviewing Texas based oil and gas properties that have commercially viable monthly net cash flow and upside potential for the purpose of acquisition review by EGPI Firecreek, Inc.

EGPI Firecreek, Inc. continues review for potential leases, interests and opportunities which are located throughout the U.S. and its surrounding regions. The Company is working on various financial opportunities for the funding of potential project acquisitions and the respective capital expenditure requirements for each.

About EGPI Firecreek, Inc.

EGPI/Firecreek Inc. through its Firecreek unit is focused on oil production with an emphasis on acquiring existing oil fields with proven reserves, the rehabilitation of potentially high throughput oilfields, resource properties and inventories on an international basis. Other companies in the oil sector include, Pantina Oil and Gas Inc. (POG), Frontier Oil Inc. (FTO) and Cabot Oil & Gas Inc. (COG).

FOR MORE INFORMATION ON EGPI/FIRECREEK, INC. CONTACT:

 EGPI/Firecreek Public Relations and Shareholder Information

Joe Vazquez

(754) 204-4549 or email a request at info@egpifirecreek.net

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of EGPI Firecreek, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond EPGI Firecreek Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in EGPI Firecreek, Inc.’s filings with the Securities and Exchange Commission.